                                                                   EXHIBIT 10.35

                            TIER TECHNOLOGIES, INC.

                              BUY-SELL AGREEMENT


          THIS BUY-SELL AGREEMENT ("Agreement") is entered into as of ______________________ ___, 1997 between James L. Bildner ("Bildner") and
William G. Barton ("Barton").

                                   RECITALS
                                   --------

          The holders of Class A Common Stock in Tier Technologies, Inc. (the "Company") have created a voting trust (the "Trust") pursuant to the Voting Trust Agreement of even date herewith (the "Voting Trust Agreement"). Bildner and Barton (individually, a "Shareholder" and collectively, the "Shareholders"), who are both trustees and beneficiaries of the Trust, seek to articulate, in the form of this Agreement, procedures for the transfer of their Certificates (as defined in the Voting Trust Agreement) in respect of shares of the Company should such transfer become necessary or desirable.

          NOW, THEREFORE, incorporating the foregoing Recitals and in consideration of the mutual agreements and covenants contained herein, the parties hereby agree as follows:

                                      1.

                                 APPLICABILITY
                                 -------------

          1.1 Applicability. The terms and procedures set forth in this Agreement shall apply to the transfer of Certificates either during life ("intervivos"), as set forth in Section 3, or at death, as set forth in Section 4.

                                      2.

                                  ENFORCEMENT
                                  -----------

          2.1 Restriction on Transfer. To accomplish the purposes of this Agreement and the Voting Trust Agreement, any transfer, sale, assignment, hypothecation, encumbrance, or alienation, regardless of the manner, circumstances, timing, or nature or such transfer, whether intervivos or at death (collectively, "Transfer"), of any Certificate(s) is void and transfers no right, title, or interest in or to those shares to the purported transferee, buyer, assignee, pledgee, or encumbrance holder, except as specifically provided herein.

          2.2 Legend on Certificates. Each Certificate shall have the following statement conspicuously printed on its face and each party shall cooperate in the process of printing such statements:

               "The transfer, sale, assignment, hypothecation, encumbrance, or alienation of this certificate is restricted by a Buy-Sell Agreement dated ________, which may be inspected at the offices of the Company during normal business hours. All of the terms and provisions of the Buy-Sell Agreement are incorporated by this reference and made a part of this certificate."

                                      3.

                              INTERVIVOS TRANSFER
                              -------------------

          3.1 Generally. The Articles of Incorporation of the Company provide that certain Transfers shall cause Class A Common Stock to be converted to Class B Common Stock (a "Conversion").

               3.1.1 No Conversion. A Transfer of a Certificate that would not result in a Conversion shall be permitted, with the terms of the Transfer to be determined by the transferor and the transferee, in their sole discretion.

               3.1.2 Conversion. An intervivos Transfer of a Certificate that would result in Conversion shall be prohibited for 5 years from the date hereof. After the expiration of 5 years from the date hereof, such a Transfer would be permitted, subject to the right of first refusal discussed in Section 3.2 hereof.

               3.1.3 Remain Subject. Any transferred Certificate shall remain subject to this Agreement.

          3.2 Right of First Refusal. Before either Shareholder makes an intervivos Transfer of a Certificate which would result in Conversion, the other shall have the opportunity to purchase the Certificate under the terms of this
Section 3.2. The party desiring to Transfer his Certificate (the "Transferring Party") shall inform the other party (the "Non-Transferring Party") of his intent to Transfer. The Non-Transferring Party shall have two (2) days to decide whether to purchase the Certificate. If the Non-Transferring Party decides not to purchase the Certificate, or fails to respond to the Transferring Party's notice, then the Transferring Party may make an intervivos Transfer of his Certificate subject to the terms of the Voting Trust Agreement. If the Non-Transferring Party decides to purchase the Certificate, the terms of the purchase shall be as provided in Sections 3.2.1 and 3.2.2.

               3.2.1  Price. The purchase price for the Transfer described in
Section 3.2, stated on a per share of Class A Common Stock basis, shall be equal to the market value of a share of Class B Common Stock of the Company on the date that the Transferring Party notifies the Non-Transferring Party of his intent to Transfer (pursuant to Section 3.2 hereof). The market value of the Class B share shall be equal to the average of opening and closing values on the day of the aforementioned notice. No premium or discount shall be taken for differences in voting power between the Class A and Class B shares.

               3.2.2 Payment. Payment for the Transfer described in Section 3.2 shall be made within thirty (30) days of such Transfer, either in cash or with a number of Class B Common Stock shares equal to the number of Class A Common Stock shares represented by the transferred Certificate.

                                      4.

                               TRANSFER AT DEATH
                               -----------------

          4.1 Obligation to Purchase. Upon the death of either Shareholder, the other (the "Survivor") shall have a fully recourse obligation to purchase the Certificate of the deceased (the "Deceased"), under the terms set forth in this
Section 4.

          4.2 Price. The purchase price for the Transfer described in Section 4.1, stated on a per share of Class A Common Stock basis, shall be equal to the market value of a share of Class B Common Stock of the Company on the date of the Deceased's death. The market value of the Class B share shall be equal to the average of opening and closing values on the day of the aforementioned notice. No premium or discount shall be taken for differences in voting power between the Class A and Class B shares.

          4.3 Payment. Payment for the Transfer described in Section 4.1 shall be made as follows: As much of the purchase price as possible shall be paid in cash, using solely the proceeds of the insurance policy described in Section 4.4 below. The remainder shall be paid within one hundred twenty (120) days of death. The remainder may be paid (i) in cash; or (ii) with one share of Class B Common Stock for each Class A Common Stock share represented by the transferred Certificate, or any proportion of (i) and (ii).

          4.4 Insurance. Each Shareholder shall obtain a 10-year level term life insurance policy on the life of the other, in the amount of $5 million, for the purpose of making the payment contemplated in Section 4.3 (individually, a "Policy" and collectively, the "Policies"). Each Shareholder hereby consents to the acquisition of such policies and agrees to cooperate in the acquisition and administration of the policies. The details of the policies are set forth in Exhibit A attached hereto.

          4.5  Implementation. The following procedures shall apply to this
Section 4.

               4.5.1 Beneficiary and Payment. Each Shareholder shall be the named beneficiary and beneficial owner of the Policy on the life of the other Shareholder, and shall make premium payments on such Policy to the appropriate insurance company.


               4.5.2 Transfers. The Shareholders agree that as long as this Agreement is in effect, they will maintain the Policies and will not exercise any of the rights, privileges, and benefits accruing under any policy they own subject to this Agreement, nor will they Transfer any such policy.

               4.5.3 Delinquent Payment. The beneficial owner of each Policy shall file with each insurance company insuring the life of a Shareholder under this Agreement a request that copies of all delinquent payment notices be sent to the insured Shareholder. If any premium is not paid in full on or before 10 days before it is due, the insured may pay the premium on behalf of the other Shareholder. Payment by the insured shall be considered a loan to the other Shareholder to be repaid on demand of the insured, with interest from the date of payment at an annual rate equal to the maximum rate established by applicable law as of such date.

               4.5.4 Proceeds. On the death of either Shareholder, the Survivor shall collect the proceeds of the Policy on the life of the Deceased and pay those proceeds over to the authorized legal representative of the Deceased for the purpose of the payment contemplated in Section 4.3. Any proceeds in excess of the purchase price provided in Section 4.2 shall be paid to the estate of the Deceased.

               4.5.5 Release of Certificate. Once the full payment contemplated by Section 4.3 has been made, the authorized legal representative of the Deceased shall transfer the Certificate of the Deceased to the Survivor.

          4.6 Death of Both Parties. Upon the death of the second to die of Bildner and Barton, the Trust terminates and so shall any obligations under this Agreement terminate.

                                      5.

                               GENERAL PROVISIONS
                               ------------------

          5.1 Notice. Any notice required by this Agreement shall be faxed or mailed to the other party at the address shown, which notice shall, where the party required to provide notice is deceased, be faxed or mailed by the party's authorized legal representative.

James L. Bildner                    William G. Barton
Chairman                            President & COO
TIER Technologies, Inc.             TIER Technologies, Inc.
1350 Treat Blvd., Ste. 250          1350 Treat Blvd., Ste. 250
Walnut Creek, CA  94596             Walnut Creek, CA  94596

510-937-3902 (Fax)                  510-937-3752 (Fax)


     5.2 Assurances. Each party will execute all certificates and other documents and will do all such filing, recording, publishing and other acts as the parties deem appropriate to comply with the requirements of law for the execution and application of this Agreement.

     5.3 Specific Performance. The parties recognize that irreparable injury will result from a breach of any provision of this Agreement and that money damages will be inadequate to fully remedy the injury. Accordingly, in the event of a breach or threatened breach of one or more of the provisions of this Agreement, any party who may be injured (in addition to any other remedies which may be available to that party) will be entitled to one or more preliminary or permanent orders (i) restraining and enjoining any act which would constitute a breach or (ii) compelling the performance of any obligation which, if not performed, would constitute a breach.

     5.4 Complete Agreement. This Agreement supersedes all prior written and oral statements by the parties with respect to the subject matter hereof, including any prior representation, statement, condition or warranty. Any modification of this Agreement must be in writing and be signed by all of the parties.

     5.5 Applicable Law. All questions concerning the construction, validity and interpretation of this Agreement and the performance of the obligations imposed by this Agreement will be governed by the laws of the State of California.

     5.6 Section Titles. The headings herein are inserted as a matter of convenience only and do not define, limit or describe the scope of this Agreement or the intent of the provisions hereof.

     5.7 Binding Provisions. This Agreement is binding upon, and to the limited extent specifically provided herein, inures to the benefit of, the parties hereto and their respective heirs, executors, administrators, personal and legal representatives, successors and assigns.

     5.8 Terms. Common nouns and pronouns will be deemed to refer to the masculine, feminine, neuter, singular and plural, as the identity of the person may in the context require.

     5.9 Separability of Provisions. Each provision of this Agreement will be considered separable. If, for any reason, any provision or provisions herein are determined to be invalid and contrary to any existing or future law, such invalidity will not impair the operation of or affect those portions of this Agreement which are valid.

     5.10 Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original and all of which, when taken together, constitute one and the same document. The signature of any party to any counterpart will be deemed a signature to, and may be appended to, any other counterpart.

     5.11 Termination. Any obligations under this Agreement shall terminate upon the termination of the Trust.

          IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.


SHAREHOLDERS:

_________________________               ___________________________
James L. Bildner                        William G. Barton

                                   EXHIBIT A
                                   ---------

                              INSURANCE POLICIES

                               Exhibit A, Page 1